Exhibit 3.1

STATE of DELAWARE
CERTIFICATE of lNCORPORATION
A STOCK CORPORATION

ARTICLE I.

The name of this Corporation is YAPPA WORLD INCORPORATED.

ARTICLE II.

Its registered office in the State of Delaware is to be located at 9 East Loockerman Street, Suite 215, Dover, DE 19901. The county of the registered office is Kent. The registered agent in charge thereof is LEGALINC CORPORATE SERVICES INC.,

ARTICLE III.

The total number of shares of common stock that the corporation shall be authorized to issue is 10,000,000 at $0,001 par value.

ARTICLE IV.

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE V.

The name and mailing address of the incorporator is Marsha Siha at 134 Vintage Park Blvd, Suite A50, Houston, TX 77070.

ARTICLE VI.

The name and address of each initial director of the corporation is:

Jennifer Dyer - 415 Washington Blvd Suite 502, Los Angeles, CA 90292

Kiaran Sim - 415 Washington Blvd Suite 502, Los Angeles, CA 90292

I, the Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, tile and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand and executed this Certificate of Incorporation on the date below.

Dated: January 21st, 2015

/s/ Marsha Siha
Marsha Siha, Incorporator

State of Delaware Secretary of State Division or Corporations Delivered 11:54 AM 01/21/2015 FILED 11:49 AM 01/21/2015 SRV 150075784 - 5678299 FILE